UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
September 14, 2007
(Date of earliest event reported)
CONSOLIDATED WATER CO. LTD.
(Exact Name of Registrant as Specified in Charter)

Cayman Islands, B.W.I.	0-25248	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
The Regatta Office Park
Windward Three, 4th Floor
West Bay Road, P.O. Box 1114
Grand Cayman KY 1-1102, Cayman Islands
(Address of Principal Executive Offices)
(345) 945-4277
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 14, 2007, Consolidated Water Co. Ltd. (the “Company”) amended its employment agreements with Jeffrey M. Parker, Chairman of the Board, and Frederick W. McTaggart, the Chief Executive Officer and President of the Company.
Amendment to Jeffrey M. Parker Employment Agreement
Commencing January 1, 2008, Mr. Parker’s base salary increases from approximately $190,000 to $275,000. In addition, Mr. Parker’s bonus after his 2007 fiscal year bonus will no longer be calculated as (a) 1.5% of the Company’s annual net profits, before charging the bonus amount, dividends or crediting any amounts arising from the re-valuation of the Company’s assets to a maximum of 40% of Mr. Parker’s annual remuneration and (b) 15% of the amount by which the Company’s net profits for that fiscal year exceeded the highest annual net profits earned by the Company in any prior fiscal year.
Pursuant to the terms of the amended employment agreement, Mr. Parker’s bonus will be determined, at the sole discretion of the Company’s Board of Directors, and will be paid in cash in an amount not to exceed 50% of Mr. Parker’s then-current annual compensation. The amount of the annual bonus, if any, will be calculated by the Board of Directors based upon their assessment of the performance of Mr. Parker in the following areas: (a) new business development, (b) investor relations, (c) communication with the Board of Directors, (d) communication and collaboration with the Company’s chief executive officer and chief financial officer; and special projects assigned by the Board of Directors. Finally, Mr. Parker will be entitled to a discretionary bonus in an amount and form as determined at the sole discretion of the Board of Directors.
Amendment to Frederick W. McTaggart Employment Agreement
Commencing January 1, 2008, Mr. McTaggart’s annual base salary increases from approximately $230,000 to $375,000. In addition, Mr. McTaggart’s bonus after his 2007 fiscal year bonus will no longer be calculated as (a) 2% of the net profit of the Company’s annual net profits, before charging the bonus amount, dividends, or crediting any amounts arising from the re-valuation of the Company’s assets to a maximum of 50% of Mr. McTaggart’s annual remuneration and (b) 5% of the amount by which the Company’s net profits for that fiscal year exceeded the highest annual net profits earned by the Company in any prior fiscal year.
Pursuant to the terms of the amended employment agreement, Mr. McTaggart’s bonus will be determined, at the sole discretion of the Company’s Board of Directors, and will be paid in an amount not to exceed 100% of Mr. McTaggart’s then-current annual compensation. The amount of the annual bonus, if any, will be calculated by the Board of Directors based upon their assessment of the performance of Mr. McTaggart in the following areas: (a) the

Company achieving its budgeted net income and earnings per share targets, (b) Mr. McTaggart facilitating the Company’s revenue growth through project extensions and new projects, (c) the Company staying within the approved capital expenditure budgets for operations, project extensions and new projects, (d) Mr. McTaggart fostering excellent communications with the Board of Directors and being receptive to input from the Board of Directors, (e) Mr. McTaggart executing any special projects as assigned by the Board of Directors, and (f) the development and maintenance of excellent customer relations.
The annual bonus, if any, will be paid 75% in cash and 25% in the Company’s ordinary shares valued at the market price at the close of trading on December 31, of the relevant fiscal year (or if such day is not a trading day, at the close of trading on the preceding trading day). Finally, Mr. McTaggart will be entitled to a discretionary bonus in an amount and form as determined at the sole discretion of the Board of Directors. Pursuant to Nasdaq rules, the payment of a bonus in stock must be approved by the shareholders of the Company.
The foregoing description is only a summary of certain provisions of the amended employment agreements with Messrs. Parker and McTaggart and is qualified in its entirety by the amended employment agreements, copies of which are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits.

Exhibit No.	Title

10.1	Amendment of Engagement Agreement dated September 14, 2007 between the Company and Jeffrey M. Parker.

10.2	Amendment of Engagement Agreement dated September 14, 2007 between the Company and Frederick W. McTaggart.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED WATER CO. LTD.
By:	/s/ Frederick W. McTaggart
	Name:	Frederick W. McTaggart
	Title:	President and Chief Executive Officer

Date: September 19, 2007

EXHIBIT INDEX

Exhibit	Description

10.1	Amendment of Engagement Agreement dated September 14, 2007 between the Company and Jeffrey M. Parker.

10.2	Amendment of Engagement Agreement dated September 14, 2007 between the Company and Frederick W. McTaggart.